CONSULTING SERVICES AGREEMENT
顾问服务协议

This Consulting Services Agreement ("**Agreement**"), entered into as of February 25th, 2015, by and between:

本顾问服务协议（本协议）系于2015年2月25日（生效日期）由下列双方达成：

Angstron Holdings Corporation, a Nevada corporation with a business address at 800 E. Colorado Boulevard, Suite 888, Pasadena, California, USA ("**Consultant**"); and

Angstron Holdings Corporation（顾问），系一家成立于美国内华达州的股份责任有限公司，所在地址为：800 E. Colorado Boulevard, Suite 888, Pasadena, California, USA。以及

HYBRID KINETIC (LIANYUNGANG) NEW ENERGY LIMITED, INC., a company established and existing under the laws of China, with a business address at 999th Huanghai Road, Lianyungang Economic and Technological Development Zone, Lianyungang, Jiangsu Province, China (the "**Company**").

连云港正道新能源责任有限公司（正道新能源），系一家根据中华人民共和国法律成立并存在的公司，所在地址为：中国江苏省连云港市经济技术开发区黄海大道999号。

WHEREAS, Consultant possesses certain technology and know-how relating to the production of single and few-layer graphene (the "Technology"); and

鉴于，顾问在单层石墨烯生产方面拥有相当工艺及技术(下称"工艺")。

WHEREAS, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company related to the Technology and Consultant is willing to perform such consulting services, on terms set forth more fully below.

鉴于，正道新能源希望从顾问获得实施并利用此类工艺及技术，并希望顾问根据本协议中的条款提供服务；

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement, the parties hereto agree as follows:

因此，现根据本协议包含的共同契约和承诺，双方达成协议如下：

SECTION 1. DELIVERY OF TECHNOLOGY; ASSISTANCE 技术交付；辅助

1.1. Consultant agrees to make available to the Company the Technology that Consultant now has or acquires during the term of this Agreement related to the Company's construction of manufacturing facilities for products and subsequent initiation of product manufacturing activity. Consultant shall provide information regarding equipment tooling and fixtures, including, without limitation, specifications, drawings, and sources of supply.

顾问同意给予正道新能源工艺的内容，包括现有内容以及在本协议有效期内获得的内容，其内容与正道新能源为产品而建造的生产设施和作后继的产品的制造活动相称。顾问应当提供设备刀具和夹具方面的相关资料，包括但不限于，规格，图纸，及供应源。

1.2. Without limiting the foregoing, Consultant shall furnish the following to the Company:

在不限制前述规定的前提下，顾问应向正道新能源提供：

a. copies of all documentation with respect to the Technology, including licensed patents and patent applications, as necessary and sufficient to fully and adequately disclose all techniques, processes, and know-how licensed hereunder, including any and all improvements, modifications, and updates thereto ("Improvements");

于工艺相关的所有文献副本，包括专利、专利应用，该副本应充分并充足地披露所有的技术、工艺和下面许可的专有技术，包括任何及所有改进、修改和更新内容；

b. identification of purchased raw materials, raw material specifications, and control tests of purchased raw materials; and

所购买原材料类别，原材料指标，以及所购买原材料的控制测试；及

c. specification sheets showing manufacturing operations, formula, and tests for intermediate products and for finished products related to the Products.

规格表，应标明与**产品**相关的生产操作、配方、中间产品检测以及成品检测；

1.3. Consultant shall make available appropriate Consultant personnel, as reasonably required to provide the Company set-up advice, technology descriptions, and general consultations during the term of this Agreement. Such costs shall be mutually agreed and paid by the Company upon receipt of applicable invoice(s) from Consultant.

顾问应提供合理配置的人员，从而为正道新能源在本协议有效期内提供装配建议、技术描述及一般性咨询。相关费用由正道新能源承担。

1.4. Consultant shall also assist the Company in its efforts to develop and manufacture products through correspondence, telephone conversations, and the like not covered by Section 1.3. Each party shall bear its own expenses in pursuing the foregoing activities,

provided, however that the incurrence of any significant expenses by Consultant in providing such additional services shall be subject to the mutual agreement of the parties.

顾问还应通过信件、电话交谈或其它1.3中不包含的类似方式协助正道新能源开发和制造产品。各方将各自承担由此产生的费用，但是顾问再提供此类服务中支出的大额开销，应当根据双方共同协议中规定处理。

1.5. The Company shall take appropriate steps necessary to protect and ensure the safety of Consultant's personnel and their property, including without limitation, against war, war-like operation, terror, revolution, civil commotion, catastrophe and acts of public enemies. Consultant reserves the right to instruct any or all of its dispatched personnel to return to their country of origin, or such other place as it may designate, at the Company's expense when, in Consultant's sole judgment, one of the above-mentioned situations arises which may endanger the safety and well-being of such personnel.

正道新能源将采取适当的步骤来保护或确定顾问之人员和财产安全，包括但不限于，避免战争，类似战争行为，恐怖行动，革命，民众骚乱，灾难和公敌行为。当以上任何一种情况发生并将会危及到派遣人员的安全和利益时，顾问将根据判断，保留命令任何或所有它的派遣人员回到原先国家或是其它所指定的地方的权利，相关费用由正道新能源承担。

1.6. The Company is responsible for obtaining any permits or authorizations required for Consultant's personnel to enter China to provide services hereunder, and to bring any related materials required by Consultant.

当顾问的相关人员因为提供相关服务，和带来顾问所需要的任何相关材料而需进入中国，正道新能源有责任为他们取得任何进入中国所需的许可或授权。

1.7. The number of such personnel, the period of their stay at the Company's plant the Company and other terms and conditions not set forth herein shall be agreed upon between the Parties on a case by case basis.

派遣人员的数量，停留在正道新能源工厂的时间及其它本协议没有提及的其它条款和条件，协议双方将根据不同情况协商决定。

1.8. Consultant shall promptly provide the Company with copies of all documentation (as described in Section 1.2 above) with respect to any improvements to the Technology after the initial transfer of such information and such improvements shall be deemed Technology hereunder.

顾问应及时向正道新能源提供所有文献的副本，正如在第1.2条所描述的，副本包括对技术初次转让之后的任何改进，且此类改进也被认为是技术本身。

SECTION 2. TRADEMARKS & IMPROVEMENTS 商标和改进

2.1. Each party agrees not to register or use any trademark or trade name of the other or any trademark or trade name confusingly similar thereto in sound, appearance, or meaning without first obtaining the written consent of the other. Each party shall be free to use product code designations in use by the other party, such as numerical or generic designations used to identify or distinguish products, for substantially identical products.

各方同意，在未获得另一方书面许可前，不得注册或使用对方的注册商标或商标，也不得注册或使用在发音、外观或含义上与对方商标相似足以引起混淆的商标或商号。各方对于类似产品可以自由使用另一方使用的指定产品编码，比如用于区别或识别产品的。

2.2. All Improvements developed solely by Consultant on its own accord shall remain the property of Consultant and shall be licensed to the Company for a Royalty as set forth in Section 3 below. All Improvements developed solely by the Company during the Term (defined below) shall remain the property of the Company. All Improvements developed jointly by Consultant and the Company shall become the joint property of the Company and Consultant. Notwithstanding the foregoing, in consideration of the parties' mutual obligations hereunder, each party claiming ownership of Improvements under this Section 2.2 shall grant and hereby does grant the other party, a nonexclusive, royalty-free license to use any Improvements created by the grantor, during the Term of this Agreement. Each party promptly shall disclose all modifications and improvements made by such party, to the other party. Notwithstanding anything to the contrary, the Company agrees and acknowledges that its ownership of any Improvements shall entitle the Company to reduce such Improvements to practice, but the Company's rights related to the Technology shall remain subject to the terms and conditions of Section 3 hereof.

许可方独自作出的所有改进应当属于许可方的财产，并且将根据第3.8条的规定许可给被许可方。被许可方独自作出的所有改进应当属于被许可方的财产。所有由许可方和被许可方共同做出的改进将作为许可方和被许可方的共有财产。尽管如此，考虑到本协议中双方的共同义务，在本协议期间，任意一方拥有的改进成果应当授权给另一方，使之获得一份非独家，不用付出许可费而使用授予者改进的授权。改进方应当及时向另一方公开该方做出的修改和改进。尽管如此，被许可方同意并认可其对于这些改进的所有权是基于被许可方使用这些改进的目的，但并不包括下面提及的受限于本授权的条款和条件的技术。

SECTION 3. ROYALTY PAYMENT 许可费及使用费付款安排

3.1. The Company shall pay Consultant quarterly royalty fee equal to 7% of Net Sales Revenue, referred to herein as the "**Royalty**") according to the examples as shown in Appendix A.

正道新能源同意支付顾问每季度支按附件A所列例证，支付最高为净销售收入7%的技术许可费（下称"许可费"）。

The Company shall keep true and accurate books of account showing the (i) quantity of products that are manufactured and the quantity sold and (ii) selling price per item thereof for the quantities sold and a total dollar amount per item; and other data necessary for an accurate determination of

the payments called for herein. Upon 30 days written notice by Consultant, the Company shall make its books of account relating to Products made, manufactured or sold available to Consultant during regular business hours at its principal place of business or at the offices of its appointed representative to the extent necessary to permit verification of such reports. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of Consultant or its agents for the sole purpose of verifying the Company's royalty statements or compliance in other respects with this Agreement. Any audit of the Company's books and records shall be conducted at the expense of the Consultant, provided however, that if any such audit reveals a 5% or greater discrepancy between the Company-determined Royalty amount and the audited Royalty amount for any given fiscal year, the Company shall reimburse the Consultant for any and all costs and expenses of such audit.

被许可方应当保留真实而准确的账本，账本应显示（1）被授权产品的生产和销售数量及（2）每种产品的销售单价和总量及每一种产品的总销售额金额（美元）；及其它这里需要的用来准确确定付款的数据。在得到许可方提前三十天的书面通知后，被许可方需要在正常工作时间内将同产品的制作、生产或销售相关的账目信息提交至许可方的主要营业场所或许可方指定代表办公地点，以检查确认。这些账目和相关数据应当在其发生之公历年年底算起五年之内，能够被许可方或其代理查看，以确认被许可方是否依约履行了本协议。任何对于被许可方的账目和记录的审计费用应由许可方承担，但是，如果审计结果显示被许可方决定的佣金数目同审计应付佣金的差额大于等于应付佣金的5%是，被许可方应当报销审计费用。

The Company shall produce and provide to the Consultant a royalty report ("**Royalty Report**") in format designated by Consultant that shall include at least the following:

被许可方需要按照许可方制定的格式向许可方提交一份许可费报告（简称“许可费报告”），该报告须至少包括以下内容：

a. Quantity of Products manufactured and sold by the Company and all sublicensees of the Company;

被许可方和所有再许可方生产和销售的产品数量；

b. methods used to calculate the Royalty;计算许可费的方法

c. the exchange rate used;使用的汇率

d. deductions applicable as provided in Paragraph 8.3; and 第8. 3条中提及的抵扣；

e. total royalties due; and 到期许可费总额

f. any other applicable adjustments in accordance with Appendix C. 任何其他根据附件C做出的适用的调整

3.2. The Company shall provide (i) sales information including item numbers, dates, invoice numbers, quantity, selling price per item and total dollar amount of sales per item and due date for payment; and (ii) the Royalty Report shall be furnished to the Consultant on a quarterly basis throughout the term of this Agreement and any extensions thereto, or until the Company no longer sells any products pursuant to this Agreement, whichever period is longer. For the avoidance of doubt, sale of any product following termination of this Agreement is not permitted and constitutes a breach of the provisions of this Agreement that survive such termination.

被许可方应当（1）提供包括产品种类，销售日期，发票编号，销售数量，产品销售单价和每种产品销售（美元）总额及付款到期日期在内的销售信息；和（2）在本协议有效期内，或本协议提及的延长期限内，或是直到被许可方不再依照本协议销售任何产品止，按季度向许可方提供许可费报告。为了避免争议，在本协议终止之后销售任何本协议中的产品的行为都将构成违约。

3.3. The Company shall gross up all payments to Consultant to ensure Consultant receives the full amount of the Royalties and other payments due to it in accordance with this Agreement, after withholding of applicable taxes and deductions of other applicable charges and fees. All taxes in connection with the subject matter of this Agreement that are levied by authorities on Consultant shall be borne by Consultant. All bank charges incurred in China shall be borne by The Company and all bank charges incurred outside China shall be borne by Consultant.

被许可方应当在扣除所有法定税费后，将这些费用全部付给许可方，以确保许可方收到足额的许可费和其它本协议约定的费用。所有税务部门向许可方所征税款由许可方承担。所有中国境内的银行费用应由被许可方承担，而所有中国境外的银行费用应由许可方承担。

3.4. Royalties shall accrue when revenue from the sale of products is actually collected. The Company shall within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, pay Royalties earned based on collections during each calendar quarter. Each payment shall be for Royalties earned and accrued within the Company's most recently completed calendar quarter.

许可费应当在产品开具发票时，或如果没有开具发票，当产品交货至第三方或关联企业时，进行累计。被许可方应当在每年的三月三十一日，六月三十日，九月三十日和十二月三十一日之后的四十五天之内，支付许可费。每次支付的许可费的统计范围为最近的一个自然季度。

3.5. Royalty payments shall be paid in United States dollars without deduction of exchange, collection or other charges in California, or at such other place as Consultant may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties, such conversion shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

许可费应当以美元形式支付，不应扣除汇率损失，加州当地或其它顾问需要遵守任何外国法律法规的地方的税款或其它费用。当许可费支付涉及汇率转换时，应当采用当笔许可费对应的自然季度最后一个工作日华尔街日报所刊登的汇率。

3.6. All payments due Consultant shall be made out to Angstron Holdings Inc. Payment may be remitted via bank wire transfer, at the Company's expense, in immediately available funds to such bank account in the United States designated in writing by Consultant from time to time.

所有付款应当支付给Angstron Holdings Inc.. 付款可通过银行电汇方式汇至顾问书面指定的美国境内的银行账户内，汇款费用由正道新能源负担。

3.7. The Royalty and other payments set forth in this Agreement shall, if overdue, bear interest from and including the date payment is due until payment at a per annum rate of eighteen percent (18%). The payment of such interest shall not foreclose Consultant from exercising any other rights it may have as a consequence of the lateness of any payment.

本协议中提及的许可费和其它费用，如果到期未付，从费用到期日开始，以18%的年利率按日计算利息。支付这些利息并不妨碍顾问行使由于正道新能源超期未付所具有的任何法律权力。

SECTION 4. [RESERVED]

SECTION 5. CONFIDENTIALITY 保密条款

5.1. Each party agrees to maintain in confidence all information received from the other party under this Agreement and deemed by such party to be confidential (including, without limitation, all technological, financial, human resource, strategic and any other relevant information of the Consultant, acknowledged or received by the Company) (collectively the "**Confidential Information**"), and agrees not to disclose the same to third parties, and agrees use such Confidential Information only for the purposes set forth in this Agreement and subject to the terms and conditions of this Agreement.

各方同意，对根据本协议从另一方接收的其认为机密（包括但不限于，所有被正道新能源认可或收到的技术，财务，人力资源，战略及任何其它顾问的相关信息（统称为"**保密信息**"））的所有信息予以保密，不向第三方披露，并同意仅出于本协议规定的目的使用此类保密信息并遵守本协议的条款和规定。。

5.2. The Company shall limit the use of and access to the Confidential Information provided by Consultant hereunder, to its employees and consultants whose use of or access to such Confidential Information is necessary for the Company's exercise of its rights under this Agreement and who are bound by an obligation to both maintain the confidentiality of such Confidential Information and limit the use of such Confidential Information at least as stringent as that set forth in this Agreement. The Company shall diligently enforce such obligation of its employees and consultants. The Company and Consultant shall mutually construct and agree upon security and confidentiality protocols applicable to the Company the

Company's operations, which the parties shall put into a written trade secrecy policy. Any breach by any of the Company the Company's employees or consultants of the obligations contemplated in this Section 5.2, or any written trade secrecy policy shall constitute a material breach of this Agreement. Any failure by the Company to remedy such breach by its employee or consultant shall also constitute a separate and distinct material breach of this Agreement. The Company hereby irrevocably grants Consultant the nonexclusive right to enforce the aforementioned obligations required of the Company's employees and consultants directly against such employees and consultants.

正道新能源应当限制使用和接触**保密信息**，及所有其它下面提及的顾问提供的保密信息，当其雇员和顾问因需要使用或访问这些保密信息时，正道新能源应当行使它的义务确保这些机密信息的保密性和限制这些机密信息的使用以符合本协议的规定。正道新能源应当尽力执行其员工和顾问的这项义务。正道新能源和顾问将共同完善适于正道新能源执行的安全和保密协议，双方将就此制定一份书面的商业秘密方案。任何正道新能源的雇员或顾问对于本章节5.2预期的义务的违反将构成对本协议的严重违约。任何正道新能源的雇员或顾问补救这类违约行为的失败将被视为另一种对于本协议的严重违约。正道新能源授予顾问不可撤回的非排他性的授权来促使正道新能源的雇员和顾问履行以上义务。

5.3. Upon termination or expiration of this Agreement, the Company shall, at the Consultant's option, return all and any documents, information or media containing any of such Confidential Information to the Consultant or destroy it and delete such Confidential Information from any electronic devices.

本协议终止或合同期届满时，顾问有权要求正道新能源归还所有或任意文件，信息或包含任何这些机密信息的媒介或是在任何电子设备上销毁和删除这类机密信息。

5.4. This mutual obligation of confidentiality and limited use of Confidential Information shall not apply to any information which is or becomes public knowledge through no fault of the receiving party or which the receiving party can demonstrate in writing was known prior to the disclosure by the disclosing party or which is obtained by the disclosing party from a third party with an unrestricted legal right to disclose the same to others. The provisions of this section shall continue in effect after the termination of this Agreement.

各方同意，对根据本协议从另一方接收的其认为保密的所有信息予以保密，不向第三方披露，并要求所有可以获得此类信息的雇员执行此保密义务。保密的共同义务不适用于任何非因接收方过错已经公开的信息，或接收方可以书面证明在披露方披露前已为公众所知，或信息的来源是拥有自由披露法律权利的第三方。本章规定在本协议终止后仍保持有效。

SECTION 6. TERM AND TERMINATION期限与终止条款

6.1. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years (the "Term").

本协议中的授权许可自生效日期起十年有效（简称“期限”）。

6.2. In the event that either party hereto breaches this Agreement and fails to remedy such breach within sixty (60) days after notice thereof, the nonbreaching party shall be entitled to terminate this Agreement upon written notice of such termination.

如任何一方违反本协议，并未能在接到通知后60天内予以补救，未违约方有权发出书面终止通知终止本协议。

6.3. This Agreement may be terminated by Consultant in the event that the Company becomes owned and controlled, directly or indirectly, by a competitor (who manufactures and sells graphene) of Consultant in the business of making, manufacturing or designing Products.

正道新能源在制造，生产或设计产品的商业市场中正道新能源的竞争者（指以制造生产及销售石墨烯的企业）直接或间接拥有和控制时，顾问可以终止本协议。

6.4. Consultant may terminate this Agreement in the event of the liquidation, moratorium, bankruptcy or insolvency of the Company, the attachment, sequestration or other similar judicial acts on all or substantially all of the Company's assets, the nationalization of the industry which encompasses any of the products, any suspension of payments hereunder by governmental regulation, or the existence of a state of war or national emergency in China. Such termination shall be without prejudice to any other rights or claims Consultant may have against the Company.

当正道新能源被清算，延期偿付，破产或倒闭时，正道新能源所有或大部分资产被查封，扣押或其它类似司法行为执行时，任何产品处于所在产业被国有化时，任何由于政府性法规导致支付停止时，或中国发生战争或进入紧急状况时，顾问可以终止本协议。该终止条款应不影响其它任何顾问对于正道新能源的权利或要求。

6.5. Upon any termination of this Agreement all amounts then due and unpaid by either party hereunder, through and up to the date of termination, as well as all other amounts accrued but not yet payable by the Company at that time, shall become immediately due and payable to the other party.

本协议终止后，任意一方所有到期或未支付的费用，以及正道新能源所有累积计算但还没到支付时间的费用，均视为到期，并向另一方支付。

SECTION 7. NOTICE 通知

7.1. Any notice, consent, or communication required to be given or payment required to be made to either party shall be sent to its address set forth herein:

任何通知、许可或通讯文件，或相关付款行为应按照下列地址投递：

To Consultant: 顾问：

Angstron Holdings Corp.
800 East Colorado Boulevard, Suite 888
Pasadena, CA 91101
Attn: Secretary 秘书
Tel: +1(626) 683-9120

To The Company: 正道新能源:

HYBRID KINETIC (LIANYUNGANG) NEW ENERGY LIMITED, INC.连云港正道新能源有限公司
999th Huanghai Road, Lianyungang Economic and Technological Development Zone, Lianyungang, Jiangsu Province, China, 222047
中国江苏省连云港市连云港经济技术开发区黄海大道 999 号，邮编 222047
Attn: Jianguo Xu 徐建国
Tel: +86-518-81155777
Fax:+86-518-81588282
E-Mail: Jason.xu@hkmotors.com

Either party may by written notice designate to the other a new address for correspondence from time to time.

各方可以随时书面通知另一方新的通讯地址。

7.2. Any and all notices shall be in writing and shall be delivered personally, or by registered or certified mail, or by telegram or telex to the other party at its current address as designated in writing from time to time. Any such notice shall be deemed to have been received by the party addressed: (i) immediately upon personal delivery; (ii) one (1) business day after notice given by telegram or telex; and (iii) five (5) business days after the date of posting of notice sent by registered or certified mail.

所有通知应以书面形式专人送达，或以挂号信函、电报、电传等方式，至另一方书面指定的最新地址。下列情况下通知视为已经送达：1、专人即时送达；2、电报或电传通知发出的第二个工作日；3、挂号信函寄出日期后第五个工作日。

SECTION 8. ASSIGNMENT 转让

8.1. The rights granted herein may not be assigned by either party by their respective acts or by operation of law, without the prior written consent of the other party hereto, except where the assignment is to an affiliate of the party. For purposes of this Agreement, ***affiliate*** means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with,

such specified person and, solely with respect to the preceding sentence and in the case of the Company, shares no less than fifty percent (50%) identical beneficial direct or indirect ownership with such specified person.

任何一方在未获得另一方的书面同意下，不得擅自或是通过法律运作转让实施许可权利，除非是转让给其附属机构。本协议所述附属机构系指如下机构：一方直接或间接持有另一方的股份总和达到50%以上，或者双方直接或间接同为第三方所持有的股份达到50%以上。若一方通过中间方对另一方间接持有股份，只要一方对中间方持股比例达到50%以上，则一方对另一方的持股比例按照中间方对另一方的持股比例计算。

SECTION 9. MISCELLANEOUS 其他

9.1. This Agreement does not constitute a partnership agreement, nor does it create a joint venture or agency relationship between the parties. Neither party shall hold itself out contrary to the terms of this section. Neither party shall be liable to any third party for the representations, acts, or omissions of the other party.

本协议不是合伙协议，亦不成立双方的合资企业或代理关系。任何一方不得违反本章条款。任何一方不得为第三方的声明或行为或另一方的失误，承担责任。

9.2. Each party shall give its full cooperation to the other in achieving and fulfilling the terms of this Agreement and, to that end, each party shall give all consents and information and execute all such documents as may be reasonably required to so fulfill and achieve these purposes, including such as may be required by governmental laws or regulations.

各方应给予另一方完全合作，以实现并执行本协议规定，且为此目地，各方应给予许可和信息，在合理范围内执行此类文件，以实现并达到这些目地，包括因政府法律或规定而要求的事项。

a. The Company shall, at its own expense, obtain any approvals and registrations, fulfill all other requirements and carry out all procedures related to this Agreement that are or may become required under any law or regulation now or hereafter existing in China to enable the parties to exercise, enforce and enjoy all of the rights and obligations contained in this Agreement, including any approvals and registrations required from Chinese governmental authorities, and the necessary procedures relating to the payment and remittance of all amounts payable hereunder to Consultant. Consultant shall render reasonable assistance to the Company in the required registration and approval procedures.

正道新能源应自费获得审批和注册，执行所有现行或将来中国法律或法规所规定的义务和其他要求，使双方在本协议的权利义务得以履行，包括许可和注册所需的中国政府相关部门的审批，以及应支付、汇付给顾问的款项所需履行的程序。顾问应在正道新能源进行所需注册和审批程序时提供合理协助。

b. Consultant shall, at its own expense, obtain any approvals or authorizations that are or may become required by United States laws and regulations and competent authorities to enable the Parties to exercise, enforce and enjoy all of the rights and

obligations contained in this Agreement, including any export licenses required to deliver or otherwise disclose Technology to the Company. The Company shall render reasonable assistance to Consultant in the required approval or authorization procedures.

顾问应自费获得所有美国现行或将来的法律或法规所需要的，使双方在本协议中所有权利与义务得以履行的，获取所有许可与授权，其中包括需要向正道新能源交付的出口许可证或提供技术披露。正道新能源应在顾问进行所需审批或授权的过程中提供合理协助。

c. Neither party shall be entitled to exercise any rights or be bound to perform any obligations contained in this Agreement until receipt, upon request of a party, from the non-requesting party of evidence satisfactory to it of the granting of all approvals and/or registrations and the fulfillment of all other requirements referred to in Sections15.2.a and 15.2.b.

在本协议15. 2a和15. 2b条所载条件满足前，任何一方无权行使本协议项下权利或要求他方履行合同义务。

9.3. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

本协议可以任意数量的副本形式执行，每一个副本都应视为是原件，并一起构成同一法律文件。

9.4. Force Majeure.不可抗力

a. When the obligations of a party under this Agreement cannot be performed in full or in part according to the agreed terms as a direct result of an event that is unforeseeable and of which the occurrence and consequences cannot be prevented or avoided (an "**Event of Force Majeure**"), the party that encounters such Event of Force Majeure (the "**Hindered Party**") shall not be deemed to be in breach of this Agreement if all of the following conditions are met:

根据协议的条款，一旦一方因不可抗力事件而无法履行本协议中规定的全部或部分义务（**不可抗力事件**），若符合以下条件，遇到不可抗力事件的一方（）不应被视为违约：

i. The Event of Force Majeure was the direct cause of the stoppage, impediment or delay encountered by the Hindered Party in performing its obligations under this Agreement;

不可抗力事件是导致受阻一方终止，妨碍或延迟的履行该协议义务的直接原因。

ii. The Hindered Party used its commercially reasonable best efforts to perform its obligations under this Agreement and to reduce the losses to the other party arising from the Event of Force Majeure; and

受阻方已付出符合商业原则的最大努力来履行本协议中规定的义务并减轻不可抗力事件对另外一方带来的影响。

iii. At the time of the occurrence of the Event of Force Majeure, the Hindered Party immediately informed the other party, providing written information and supporting documentation of such event within fifteen (15) days of its occurrence, including a statement of the reasons for the delay in implementing or partially implementing this Agreement.

在不可抗力事件发生时，受阻方立刻通知了另外一方，并在15天内提供了有关该事件的书面信息和支持文件，其中包括解释延迟执行本协议或部分协议的原因声明。

b. Subject to Section 15.4(c), if an Event of Force Majeure shall occur, the time for performance of the Hindered Party's obligations shall be extended for a period corresponding to the period of the delay caused by the Event of Force Majeure.

根据15. 4(c)条款，如果不可抗力事件发生，应根据由不可抗力事件导致的延迟时间延长受阻方履行义务的期限。

c. If an Event of Force Majeure shall occur and its consequences continue for more than one year and the Company is the Hindered Party, Consultant may terminate this Agreement or propose to amend this Agreement in light of the impact of the event upon the implementation hereof.

如果不可抗力事件发生，其后果持续一年或更长同时正道新能源是受阻一方，顾问可以在本协议生效后根据事件带来的后果终止本协议或提出修改本协议。

d. An Event of Force Majeure shall not suspend any obligation of either Consultant or the Company to make any payments due under this Agreement.

不可抗力事件不应中止顾问或正道新能源任意一方在本协议规定下进行付款的义务。

9.5. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and may be amended only by a document in writing.

本协议包含各方就相关事项的所有理解，只能以书面形式方得以修改。

9.6. No modification, renewal, extension, or waiver of this Agreement or any of its provisions shall be binding unless in writing and mutually accepted. Failure of a party to enforce one or more of the provisions of this Agreement, or to exercise any option or other rights hereunder, or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party or to, in any way, affect the validity of this Agreement or such party's right to enforce each and every provision of this Agreement, or to preclude such party from taking any other action at any time which it would legally be entitled to take.

除非以书面形式得到双方同意，对本协议及其任何条款进行修改、更新、延期或豁免均无约束力。若一方无法遵守本协议中一项或多项条款，或不能行使任何选择权或其它权利，或无法在规定时间完成任何义务，都不应视为该方放弃该条款，或是以任何方式影响本协议的有效性或该方行使本协议所有条款的权利，或该方在任何时间妨碍该方合法有权采取的行动。

9.7. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

如果本协议中的任何条款，规定，约定或限制被有司法管辖权的法庭视为无效，非法，废除或不可执行，其余的条款，规定，约定和限制应仍然具有充分效力同时不应被影响，损害和废除，双方应付出符合商业原则的最大努力来寻求和使用代替方法来达到该条款，规定，约定和限制所预计达到的相同或本质相同的结果。双方特此约定，双方将会执行其余的条款，规定，约定和限制，但不包括未来可能被宣布无效，非法，废止或不可执行的部分。

15.8 Arbitration and Governing Law

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice of law and conflicts of law rules.

(b) Arbitration: Any dispute arising out of or in connection with this Agreement including any questions regarding its existence, validity or termination shall be referred to and finally resolved by arbitration in Los Angeles, California, in accordance with the American Arbitration Association Rules and Procedures for the time being in force. The arbitration award shall be final and binding upon both parties.

仲裁和适用法律

(a) 本协议适用加利福尼亚州的法律，并依据加利福尼亚州的法律进行解释。

(b) 仲裁：因本协议引起的一切争议（包括本协议的存续、有效性或解除）应提交美国仲裁协会依据其仲裁规则进行仲裁。仲裁裁决对双方均具有约束力。

15. 9 Interpretation 解释

For purposes of interpreting and enforcing this agreement, terms written in the English language shall control. All references to times of day shall refer to Pacific Time.

为了更好的解释和执行本协议，当协议中中英文条款存在差异时，以英文条款为准。协议中所有日期时间以美国西部时间为准。

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

在下列见证下，双方在协议首页注明之日期签署本协议：

Consultant 顾问：
Angstron Holdings Corporation

安固强控股公司

Date: February 25th, 2015

By: ______________________

Chunhua Huang
Chief Financial Officer

The Company 正道新能源：
Hybrid Kinetic (Lianyungang) New Energy Limited, Inc.
连云港正道新能源有限公司

Date: February 25th, 2015

By: ______________________

Jianguo Xu
Chief Executive Officer

<u>APPENDIX A</u>
<u>附录 A</u>

技术许可费例证			Sce-nario 例证 1	Sce-nario 例证 2	Sce-nario 例证 3	Sce-nario 例证 4	Sce-nario 例证 5	Sce-nario 例证 6
产量 Production Volume (ton)			1000.0	2000.0	3000.0	4000.0	5000.0	6000.0
Projected Graphene Price 预计价格（美元/吨） ($/ton)			100000	100000	100000	100000	100000	100000
净售 Net Sales Revenue ($M) 美元			$100	$200	$300	$400	$500	$600
Interval Royalty	0-1000 ton	7%	$ 7.0	$ 7.0	$ 7.0	$ 7.0	$ 7.0	$ 7.0
	1000-2000 ton	6%		$ 6.0	$ 6.0	$ 6.0	$ 6.0	$ 6.0
	2000-3000 ton	5%			$ 5.0	$ 5.0	$ 5.0	$ 5.0
	3000-4000 ton	4%				$ 4.0	$ 4.0	$ 4.0
	>4000 ton	3%					$ 3.0	$ 6.0
预计许可费（美元） Royalty($M)			$ 7.0	$ 13.0	$ 18.0	$ 22.0	$ 25.0	$ 28.0
平均许可费率 Average Roy-alty Rate			7.0%	6.5%	6.0%	5.5%	5.0%	4.7%